CORPORATE BYLAWS OF

COMPANHIA PARANAENSE DE ENERGIA

Approved and consolidated by the 207th Extraordinary Shareholders’ Meeting, of July 10, 2023.

Registration as Corporate Taxpayer (CNPJ): 76.483.817/0001-20

Commercial Registry Number: 41300036535

Brazilian SEC Registration: 1431-1

Rua José Izidoro Biazetto, 158, Bloco A Curitiba - Paraná - Brazil

Postal Code: 81200-240

E-mail: copel@copel.com Website: http://www.copel.com Phone: (55-41) 3310-5050

Fax: (55-41) 3331-4145

CONTENTS

CONTENTS	2
CHAPTER I - NAME, LIFE TERM, HEAD OFFICE AND CORPORATE PURPOSES	4
CHAPTER II - CAPITAL STOCK AND SHARES	5
CHAPTER III - SHAREHOLDERS' MEETING - SM	9
CHAPTER IV - MANAGEMENT OF THE COMPANY	10
SECTION I - THE BOARD OF DIRECTORS - BD	10
Number, nomination and term of office	11
Vacancies and replacements	11
Procedure	12
Powers and duties	13
SECTION II - EXECUTIVE BOARD	16
Number, term of office and investiture	16
Powers and duties	16
Representation of the Company	18
Vacancies and replacements	19
SECTION III - EXECUTIVE BOARD MEETING - EBM	19
Procedure	19
Powers and duties	20
CHAPTER V - STATUTORY COMMITTEES	22
SECTION I - STATUTORY AUDIT COMMITTEE - SAC	22
SECTION II - INVESTMENT AND INNOVATION COMMITTEE - IIC	23
SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE - SDC	24
SECTION IV - PEOPLE COMMITTEE (CDG)	25
Number and Procedures	26
Vacancies and replacements	26
Representation of the Company and Issuance of opinions	26
CHAPTER VII - COMMON RULES APPLICABLE TO STATUTORY BODIES	26
Taking office, impediments and prohibitions	26
Compensation	28
CHAPTER VIII - FINANCIAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES AND DIVIDEND PAYOUT	28
CHAPTER IX - DISSOLUTION AND LIQUIDATION	29
CHAPTER X - DEFENSE MECHANISMS	30
CHAPTER XI - DISPOSAL OF THE COMPANY’S CONTROL	31
CHAPTER XII - EXIT FROM B3 CORPORATE GOVERNANCE LEVEL 2	32
CHAPTER XII - PROTECTION TO SHAREHOLDER DISPERSION	33
CHAPTER XIV - ISSUANCE OF UNITS	34
CHAPTER XIII – CONFLICT RESOLUTION	35
CHAPTER XV - GENERAL PROVISIONS	35
APPENDIX I - AMENDMENTS TO THE CORPORATE BYLAWS	37
APPENDIX II - CHANGES IN THE CAPITAL STOCK (ARTICLE 5)	39

2

CONVENTIONS: SM: SHAREHOLDERS' MEETING ESM: EXTRAORDINARY SHAREHOLDERS' MEETING JUCEPAR: COMMERCIAL BOARD OF THE STATE OF PARANÁ ONS (DOE PR): OFFICIAL NEWSPAPER OF THE STATE OF PARANÁ

Note: The original text was filed at the Commercial Board of the State of Paraná under number 17,340 (current registered under number: 41300036535), on June 16, 1955 and published in the Official Newspaper of the State of Paraná - ONS PR of June 25, 1955.

3

CHAPTER I - NAME, LIFE TERM, HEAD OFFICE AND CORPORATE PURPOSES

Article 1	Companhia Paranaense de Energia - Copel, abbreviated as "Copel" or "Company", is a publicly-held corporation, incorporated under private law, governed by these Bylaws and by the applicable legislation.

Sole paragraph. The Company's name may not be changed.

Article 2	The Company's term is indefinite.
Article 3	Copel is headquartered in and subject to the jurisdiction of the city of Curitiba, in the State of Paraná, Brazil, and may establish branches, agencies and offices in the country and abroad.

Sole paragraph. The Company's headquarters must always be located in the State of Paraná.

Article 4	The Company's corporate purposes are:
I	researching and studying, technically and economically, any sources of energy, providing solutions for sustainable development;
II	researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;
III	studying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources;
IV	providing services in energy trading, energy infrastructure, information and technical assistance concerning the rational use of energy to business undertakings with the aim of implementing and developing economic activities, upon approval by the Board of Directors; and
V	developing activities in the areas of energy generation, electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company, being authorized, for such aims, upon approval by the Board of Directors, to participate, preferentially, as the majority shareholder or as a member of the controlling group, in consortia, companies, in bids for new concessions and/or in companies to exploit already existing concessions, having taken into consideration, besides the projects' general features, their respective social and environmental impacts.

Paragraph 1 The Company may, in order to achieve its corporate purpose, establish subsidiaries, take control and hold stocks of other companies or entities, upon approval by the Board of Directors.

Paragraph 2 In order to achieve its corporate purpose, and within its area of operations, the Company may open, install, maintain, transfer or extinguish branches, facilities, offices, representations or any other establishments, as well as appoint representatives, in compliance with the applicable laws and regulations.

Paragraph 3 Upon the Company's admission to the special listing segment called Level 2 of Corporate Governance of B3 S.A. - Brasil, Bolsa, Balcão, the Company, its shareholders, managers (members of the Board of Directors and of the Executive Board) and members of the Fiscal Council are subject to the provisions of the B3 Level 2 Listing Rules (Level 2 Listing Rules).

4

Paragraph 4 The provisions of the Level 2 Regulation of Corporate Governance of B3 will prevail over the statutory provisions, in the event of prejudice to the rights of the recipients of public offerings provided for in these Bylaws.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5	The paid-in capital stock is R$10.800.000.000,00 (ten billion, eight hundred million reais), represented by 2.736.553.750 (two billion, seven hundred and thirty-six million, five hundred and fifty-three thousand, seven hundred and fifty) shares, without par value, of which 1.054.090.459 (one billion, fifty-four million, ninety thousand, four hundred and fifty-nine) are common shares and 1.682.463.290 (one billion, six hundred and eighty-two million, four hundred and sixty-three thousand, two hundred and ninety) preferred shares and, of these, 3,128,000 (three million, one hundred and twenty-eight thousand) are class A shares and 1,679,335,290 (one billion, six hundred and seventy-nine million, three hundred and thirty-five thousand, two hundred and ninety) are class B shares, and 1 (one) special class preferred share held exclusively by the State of Paraná.

Paragraph 1 Upon approval by the Board of Directors, after consulting with the Fiscal Council, in accordance with current legislation, the capital stock may be increased, irrespective of any amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares, for:

I	the capitalization of profits and reserves;
II	if the Shareholders’ Meeting so decides, the issuance of warranties, of debentures convertible into shares or, the exercise of the corresponding conversion or subscription rights regarding stock options granted to directors and employees in accordance with the plan approved by the Shareholders’ Meeting; or
III	the selling of common shares in the stock exchange or public subscription of new common shares.

Paragraph 2 The shares are registered, book-entry, kept in deposit accounts, in an authorized financial institution. All shares shall be registered.

Paragraph 3 The Company is authorized to choose the financial institution, by resolution of the Board of Directors, to keep the book entry shares in deposit accounts.

Paragraph 4 Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission.

Paragraph 5 The special class preferred share, held exclusively by the State of Paraná, can only be redeemed by means of legal authorization and resolution in an extraordinary shareholder’s meeting.

Paragraph 6 The capital increases may be carried out with the issuance of common shares and class B preferred shares, without keeping proportion with the existing classes or with the common shares, respecting the limit established under the terms of Federal Law 6,404/1976 and subsequent alterations.

Paragraph 7 The preferred shares will confer the following preferences and advantages to their holders:

I	The class A preferred shares will have priority in the distribution of minimum dividends of 10% (ten percent) per year, to be equally distributed among them, calculated based on the equity of this type and class of shares, paid up until December 31 of the year ended, and which will be attributed to the mandatory dividend foreseen in article 87;

5

II	The class B preferred shares will have priority in the distribution of mandatory dividends, to be equally apportioned among them, corresponding to the portion of the value equivalent to at least 25% (twenty-five percent) of the net income, adjusted in the terms of Federal Law 6,404/1976 and subsequent alterations, calculated proportionally to the equity capital of this type and class of shares, paid up by December 31 of the year just ended;
III	The dividends ensured by the previous item to the class B preferred shares will have priority only in relation to the common shares and will only be paid out of the remaining profits after the priority dividends of the class A preferred shares have been paid;
IV	The dividend to be paid per preferred share class A and class B, will be, at least, 10% (ten percent) higher than the one attributed to each common share, in accordance with the provisions of Federal Law 6,404/1976 and subsequent amendments;
V	Class A and class B preferred shares will acquire full voting rights if, for three (3) consecutive years, the priority or minimum dividends to which they are entitled are not paid to them;
VI	The class A and class B preferred shares ensure their holders the right to be included in a public offer for the acquisition of shares as a result of the Disposal of the Company's Control at the same price and under the same conditions offered to the Selling Controlling Shareholder; and
VII	The special class preferred share held by the State of Paraná will confer on the State of Paraná priority in capital reimbursement, without premium, in the event of the company's liquidation, corresponding to the percentage that such share represents in the capital stock, and the power of veto in the shareholders’ meetings deliberations:
a)	authorizing management to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, considered prudent by Aneel, do not reach at least 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of the Ordinary Tariff Review and/or, accumulated, until the end of the concession;
b)	that seek to modify the Bylaws for the purpose of removal or alteration:
1.	of the obligation to maintain the Company's current name;
2.	of the obligation to maintain the Company's headquarters in the State of Paraná;
3.	of the prohibition for any shareholder or group of shareholders to cast votes in a number exceeding 10% (ten percent) of the number of shares into which COPEL's voting capital is divided;
4.	the prohibition of execution, filing and registration of shareholders' agreements for the exercise of voting rights, except for the formation of voting blocs with a number of votes lower than the limit provided for in these Bylaws; and

6

5.	The exclusive authority of the shareholders’ meeting to authorize the directors to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, considered prudent by Aneel, do not reach at least 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the accumulated, until the end of the concession.

Paragraph 8 Each class A and class B preferred share grants its holder restricted voting rights, exclusively, on the following matters:

I        transformation, incorporation, merger or spin-off of the Company;

II       approval of contracts between the Company and the Controlling Shareholder, directly or through third parties, as well as other companies in which the Controlling Shareholder has an interest, whenever, by force of legal or statutory provision, they are deliberated in a shareholders’ meetings;

III       valuation of assets destined to the payment of the Company's capital increase;

IV      selection of a specialized institution or company to determine the Company's Economic Value, as per article 100 of these Bylaws;

V       Amendment or revocation of bylaws provisions that change or modify any of the requirements set forth in item 4.1 of the B3 Corporate Governance Level 2 Listing Rules, except that this voting right shall prevail while the Corporate Governance Level 2 Participation Agreement is in effect; and

VI      exclusion or alteration that aims to suppress the right foreseen in item XXIX of article 30, as well as in this item, except that such alteration will depend on the approval of the majority of the preferred shares in a special meeting called for this purpose.

Paragraph 9 Except for the veto power provided for in item VII of Paragraph 7 of this article, the special class preferred share held by the State of Paraná shall not be entitled to vote, nor shall it acquire voting rights in case of non-payment of the proceeds to which it is entitled.

Paragraph 10 The veto power provided for in item VII of Paragraph 7 of this article can only be exercised under the terms of Paraná State Law 21,272/2022 and applicable legislation.

Paragraph 11 The Company may issue multiple titles of shares and notes that provisionally represent them. The shareholder may replace simple titles of its shares by multiple titles, as well as convert, at any time, the latter into the former, the conversion expenses being borne by the interested party.

Paragraph 12 The shares issued by the Company may be converted into another type and class, subject to the following rules:

I       the class A preferred shares may be converted into class B preferred shares at any time;

II      common shares may be converted into class B preferred shares, in accordance with the terms, conditions and procedures defined by the Board of Directors, for the sole purpose of forming Units, as defined in article 106;

III     the class A and class B preferred shares may be converted into common shares, in accordance with the terms, conditions and procedures defined by the Board of Directors; and

7

IV     common shares and class B preferred shares, under no circumstances, may be converted into class A preferred shares.

Paragraph 13 The issuance of shares, warrants, convertible debentures or other securities, up to the limit of the authorized capital, to be placed by sale on the stock exchange or by public subscription, may be authorized with the exclusion of the preemptive right or the shortening of the period for its exercise, in accordance with the provisions of Brazilian Federal Law 6,404/1976, as amended.

Paragraph 14 Debentures may be simple or convertible into shares, pursuant to Brazilian Federal Law No. 6,404/1976 and subsequent amendments.

Article 6	No shareholder or group of shareholders, Brazilian or foreign, public or private, may exercise the right to vote in a number greater than the equivalent to 10% (ten percent) of the total number of shares into which Copel's voting capital is divided, regardless of their stake in the capital stock.

Sole Paragraph - In the hypotheses in which preferred shares issued by Copel have restricted voting rights or in the event they confer full voting rights pursuant to article 111, paragraph 1, of Law 6404, of 1976, the limitation in the caput of this article 6 shall cover such preferred shares, so that all the shares held by the shareholder or group of shareholders that confer voting rights in relation to a specific resolution (whether common or preferred) shall be considered for purposes of calculating the number of votes pursuant to the caput of this article.

Article 7	It is forbidden to enter into shareholders' agreements with the purpose of regulating the exercise of voting rights in a number higher than the percentage corresponding to 10% (ten percent) of the total number of shares into which Copel's voting capital is divided, including in the hypothesis described in article 6, sole paragraph.

Paragraph 1 The Company shall not file a shareholders' agreement on the exercise of voting rights that conflicts with the provisions of these Bylaws.

Paragraph 2 The Chairman of Copel's shareholder’s meeting shall not compute votes cast in disagreement with the rules stipulated in articles 6th and 7th herein, without prejudice to the exercise of the right of veto by the State of Paraná, pursuant to article 5th herein.

Article 8	For the purposes of these Bylaws, a group of shareholders shall be considered to be two (2) or more shareholders of the Company:
I	Who are parties to a voting agreement, either directly or through controlled companies, parent companies, or companies under common control;
II	If one is, directly or indirectly, the controlling shareholder or controlling company of the other or of the others;
III	that are companies directly or indirectly controlled by the same person or company, or group of persons or companies, shareholders or not; or
IV	Which are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universality of rights or any other forms of organization or undertaking with the same directors or managers, or, furthermore, whose directors or managers are companies directly or indirectly controlled by the same person or company, or group of persons or companies, shareholders or not.

Paragraph 1 In the case of investment funds with a common administrator or manager, only those whose investment and voting policy in shareholders' meetings, under the terms of the respective regulations, is the responsibility of the administrator or manager, as the case may be, on a discretionary basis, will be considered as a group of shareholders.

8

Paragraph 2 In addition to the provisions in the caption sentence and preceding paragraphs of this article, any shareholders represented by the same agent, manager or representative in any capacity, except in the case of holders of securities issued under the Company's Depositary Receipts program, when represented by the respective depositary bank, will be considered parties to a same group of shareholders, provided that they do not fit into any of the other hypotheses foreseen in the caption sentence or in Paragraph 1 of this article.

Paragraph 3 In the case of shareholders' agreements that deal with the exercise of voting rights, all its signatories shall be considered, in the form of this article, to be members of a group of shareholders, for the purposes of applying the limitation on the number of votes referred to in articles 6 and 7.

Paragraph 4 Shareholders must keep the Company informed as to their belonging to a shareholder group pursuant to these Bylaws, should such shareholder group hold, in aggregate, shares representing ten percent (10%) or more of Copel's voting capital.

Paragraph 5 The members of the shareholders' meetings boards may request documents and information from shareholders, as they deem necessary to verify the eventual belonging of a shareholder to a group of shareholders that may hold 10% (ten percent) or more of Copel's voting capital.

CHAPTER III - SHAREHOLDERS' MEETING - SM

Article 9	The Shareholders' Meeting is the Company's highest decision-making body, with power to decide upon all matters related to the corporate purpose, and shall be governed by current legislation.
Article 10	The Shareholders' Meeting shall be convened by the Board of Directors or, when authorized by law, by the Executive Board, by the Fiscal Council or by shareholders.
Article 11	The call will be made in the terms of the legislation in effect, and the documents relative to the respective agenda will be made available on the same date of the call, in an accessible manner, including electronically.

Sole Paragraph. In order to be brought before the Shareholders’ Meeting, a matter must be properly specified in the notice of meeting, the inclusion of general subjects in the agenda of the Shareholders’ Meeting not being permitted.

Article 12	The Shareholders’ Meeting shall be opened and presided over by the Chairman of the Board of Directors, or by a deputy appointed by him or her, or by a shareholder elected at that time by his or her peers.

Paragraph 1 The quorum required for the opening and passing of resolutions at the Shareholders’ Meetings shall be that established by the current legislation.

Paragraph 2 The Chairman of the Meeting shall select from those present one shareholder to act as secretary.

Article 13	The Annual Shareholders’ Meeting shall be held every year within the first four months subsequent to the end of the financial year, in order to decide on matters set in accordance with legal provisions. Extraordinary Shareholders’ Meetings may be called whenever necessary.

Sole Paragraph The Annual Shareholders’ Meeting and the Extraordinary Shareholders’ Meeting may be called and held cumulatively at the same place, date and time, in a single minute.

9

Article 14	Each share with voting rights in the Shareholder’s Meeting shall confer one vote, observing the voting limits for each shareholder and group of shareholders, pursuant to articles 6 and 7 of these Bylaws.
Article 15	A shareholder may participate of Shareholders’ Meetings or authorize another person to act for him or her by proxy. Such proxy, with limited powers, along with pertinent documents, shall be presented before or at the time of the meeting, in accordance with legal requirements.
Article 16	The minutes of the Shareholder’s Meeting shall be drawn up as a summary of the facts occurred, including dissents and protests, and shall contain a transcription only of the resolutions taken, pursuant to paragraph 1 of article 130 of Law 6,404 of 1976, and its publication with the omission of the shareholders' signatures is authorized, pursuant to paragraph 2 of article 130 of Law 6,404 of 1976.
Article 17	Unless otherwise required by law, the Shareholders’ Meeting shall be held to decide on the following matters:
I	increase in capital stock beyond the limit authorized in these Bylaws;
II	valuation of assets contributed by the shareholder for the capital stock;
III	transformation, merger, incorporation, spin-off, dissolution and liquidation of the Company;
IV	amendment of these Bylaws;
V	election and dismissal, at any time, of members of the Board of Directors, the Fiscal Council and alternate members;
VI	setting the compensation of Executive Officers, Directors and members of Statutory Committees;
VII	approval of the financial statements, the allocation of the income for the year and the distribution of dividends, in accordance with the dividend policy;
VIII	authorization for the Company to file civil liability suits against the Senior Managers for damages caused to their assets;
IX	disposal of real estate directly linked to the rendering of services and the granting of liens on them;
X	exchange of shares or other securities;
XI	issuance of debentures convertible into shares beyond the limit of the capital authorized in these Bylaws;
XII	issuance of any other securities and securities convertible into shares, in Brazil or abroad, beyond the limit of the capital authorized in these Bylaws;
XIII	election and removal, at any time, of liquidators, upon inspection of their liquidation accounts.
XIV	authorization for management to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, considered prudent by Aneel, do not reach at least 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the accumulated, until the end of the concession;

CHAPTER IV - MANAGEMENT OF THE COMPANY

Article 18	The management of the Company shall be entrusted to the Board of Directors and to the Executive Board.

SECTION I - THE BOARD OF DIRECTORS - BD

10

Article 19	The Board of Directors is the strategic decision-making body in charge of the direction of the Company's business.

Number, nomination and term of office

Article 20	The Board of Directors will be composed of 9 (nine) titular members, elected and dismissed by the shareholders’ meeting, all with a unified term of office of 2 (two) years, reelection being permitted under the terms of Federal Law 6,404/1976 and other applicable regulations.

Paragraph 1 Shareholders owning preferred shares that meet the percentages and requirements provided for in article 141, Paragraphs 4 and 5 of Federal Law 6,404/1976, are assured the right to elect 01 (one) board member.

Paragraph 2 The Board of Directors of the Wholly-owned Subsidiaries shall be composed of at least three (03) members, including the Chief Executive Officer of the respective Wholly-owned Subsidiary, and one (01) officer of the Company.

Paragraph 3 The positions of Chairman of the Board of Directors and Chief Executive Officer or main executive of the Company must not be accumulated by the same person.

Paragraph 4 The Board of Directors shall elect its Chairman from among its members, and such election shall take place at the first meeting after the Board members take office or at the first meeting following a vacancy in the position.

Paragraph 5 The nominations to the Board of Directors must observe the requirements and prohibitions imposed by Federal Law 6,404/1976, by the policy and internal rule for the nomination of members of statutory bodies, in addition to the following parameters:

I	have at least three (3) independent board members, and this number must in any event equal or exceed twenty-five percent (25%) of the total number of members. Said directors must be expressly declared as independent in the minutes of the shareholders’ meeting that elects them, in accordance with the definition in B3's Corporate Governance Level 2 Regulation, and the director(s) elected by means of the option provided for in article 141, paragraphs 4 and 5, and article 239, both of Federal Law 6,404/1976 and subsequent amendments, shall also be considered independent;
II	when, as a result of compliance with the percentage referred to in the above paragraph, the number of directors is fractional, it will be rounded off in accordance with the Regulation of Level 2 of Corporate Governance of B3; and
III	at least 1 (one) of the directors mentioned in this Paragraph 5 must have recognized experience in matters of corporate accounting to integrate the Statutory Audit Committee provided for in these Bylaws .
Article 21	The investiture of members in the Board of Directors will observe the conditions established in Federal Law # 6404/1976 and other applicable legal provisions.

Vacancies and replacements

Article 22	In the event of vacancy of a position in the Board of Directors before term expiration, the Board of Directors shall call a Shareholders’ Meeting to elect a replacement to serve for the remainder of the term of office.

Paragraph 1 In compliance with the applicable legal requirements and prohibitions, the remaining Directors shall appoint a substitute for the vacant member until the first shareholders’ meeting, pursuant to Brazilian Federal Law No. 6,404/1976.

11

Paragraph 2 Should all the positions of the Board of Directors fall vacant, a Shareholders’ Meeting shall be convened by the Executive Board.

Paragraph 3 In the event of vacancy of a position in the Board of Directors filled through cumulative voting, a Shareholders’ Meeting shall be called to elect replacements for all the positions filled through this system, to serve for the remainder of the term of office.

Article 23	The position of member of the Board of Directors is personal and does not allow for alternates.

Procedure

Article 24	Ordinary meetings of the Board of Directors shall be held once a month. Extraordinary meetings shall be convened whenever necessary, as provided for in article 27 of these Bylaws.
Article 25	The meetings of the Board of Directors shall be called by its Chairman, or by the majority of its members, by letter, sent to all Directors by post or electronic mail, with indication of the matters to be brought before the Board.

Paragraph 1 The meeting notices sent to Directors' electronic addresses or by post shall be considered valid, being incumbent on the members of the Board to keep their registration with the Company up to date.

Paragraph 2 Ordinary meetings shall be convened at least seven days prior to the meeting date.

Paragraph 3 The meetings of the Board of Directors shall be installed with the presence of the majority of its members in office, the chairmanship of the proceedings being the responsibility of the Chairman of the Board of Directors or, in his absence, of the Director chosen by the majority of his peers.

Article 26	Members of the Board of Directors may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Director's vote is secured. The member of the Board of Directors who participates remotely in a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being recorded on the minutes of such meeting.
Article 27	Should it be extremely urgent, the Chairman of the Board of Directors may convene extraordinary meetings at any time, provided that formally justified before the members of the Board of Directors, and with a minimum 48-hour notice prior to the date of the meeting, by letter, sent to all Directors by post, electronic mail or other means of communication. Members of the Board may participate through conference call or videoconference, or any other suitable means of expressing the absent member’s will, whose vote shall be considered valid for all legal purposes, without prejudice to the recording and signing of the meeting minutes.
Article 28	The vote of a majority of members of the Board of Directors present at a meeting shall be the act of the Board of Directors. In the event of a tie, the member of the Board of Directors presiding the meeting shall hold the casting vote.
Article 29	The Chairman of the Board of Directors shall appoint someone for the secretary services, and the minutes of the Board of Directors’ meetings shall contain all resolutions, being duly entered in the minutes book, in accordance with the Board of Directors' Rules of Procedure.

12

Sole Paragraph. The minutes of the Board of Directors’ meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards pursuant to current legislation, except for confidential matters, which shall be recorded on a separate document, not to be disclosed.

Powers and duties

Article 30	In addition to the powers and duties set forth by law, the Board of Directors shall:
I	establish the general orientation of the Company's business, including approval and monitoring of the business plan, strategic and investment planning, seeking development with sustainability;
II	elect, dismiss, take notice of resignation and replace the Company's Officers, establishing their duties, supervising their management and:
a)	examine at any time the Company's books and papers, contracts or any other acts;
b)	approve and supervise the fulfillment of specific goals and results to be achieved by the members of the Executive Board; and
c)	annually evaluate the execution of the Company’s long-term strategy;
III	state its opinion on the management reports and on the accounts rendered by the Executive Board;
IV	call the Shareholders’ Meeting when deemed necessary or in the cases provided for under the terms of the legislation in force;
V	approve and monitor annual and multi-year plans and programs with the corporate budget of expenditures and investments of the Company and its wholly-owned subsidiaries, indicating the sources and investments of funds;
VI	authorize the hiring of independent auditing, as well as the termination of the respective contract, upon recommendation by the Statutory Audit Committee, including other services of its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation represents more than five percent (5%) of the compensation for independent audit services;
VII	approve the annual internal auditing work plans and discuss with external auditors their work plan, relying on the support of the Statutory Audit Committee for this purpose;
VIII	appoint and dismiss the chief responsible for the Internal Audit, after recommendation of the Statutory Audit Committee;
IX	periodically monitor, with support from the Statutory Audit Committee, the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including the risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud;
X	approve Copel's Code of Conduct and Integrity Program and monitor decisions involving corporate governance practices and relationships with stakeholders;
XI	analyze, based on direct reporting by the Officer responsible for governance, risk and compliance, the situations in which the Chief Executive Officer is suspected of being involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her;
XII	establish guidelines for people management;
XIII	perform annual individual and collective evaluation of its performance and of the other members of the statutory bodies;
XIV	approve the transactions between related parties, within the criteria and limits defined by the Company and in compliance with the specific policy, with the support of the Statutory Audit Committee;
XV	constitute, install and dissolve unpaid advisory committees to the Board of Directors, appoint and dismiss their members, as well as appoint and dismiss the members of the statutory advisory committees to the Board of Directors, unless otherwise provided in these Bylaws;

13

XVI	approve the Rules of Procedure of the Board of Directors, the Executive Board and the advisory committees, statutory and non-statutory, as well as any amendments;
XVII	approve and monitor the general policies of the Company and their respective changes, with regard to:
a)	risk management;
b)	integrity;
c)	transactions with related parties;
d)	corporate governance;
e)	sustainability;
f)	climate change;
g)	equity stakes;
h)	people management;
i)	labor health and safety;
j)	nomination of members of statutory bodies and annual performance evaluation;
k)	communication and spokespersons;
l)	negotiation of shares issued by the company itself;
m)	dividends;
n)	donations and sponsorships;
o)	disclosure of relevant information and facts; and
p)	investor relations;
XVIII	set the maximum limit of the Company's indebtedness. A deadline for its compliance with the existing covenants in the contracts already signed may be set;
XIX	upon proposal of the Board of Executive Officers, authorize, when the value of the transaction exceeds two percent (2%) of the net equity, the accounting provisions and, previously, the execution of any legal transactions, including the acquisition, alienation or encumbrance of assets, assignment in lending of permanent assets, the constitution of in rem burdens and the rendering of guarantees, the assumption of obligations in general, waiver, transaction and also association with other legal entities;
XX	establish the matters and values for its decision-making authority and that of the Board of Directors, including the delegation of the approval of legal transactions within its jurisdiction to the limits it defines, with due regard for the private jurisdiction established by law;
XXI	deliberate on the proposal of allocation of the results to be presented to the Shareholders’ Meeting, observing the provisions of the dividend policy;
XXII	resolve on the distribution of interim dividends, interquartile dividends and interest on equity based on profit reserves and net income for the current fiscal year recorded in interim, semi-annual or quarterly financial statements, provided that the provisions of the legislation, these Bylaws and the Company's dividend policy are complied with;
XXIII	within the limit of the authorized capital: (i) resolve on the increase of the capital stock by fixing the respective conditions of subscription and payment in full; (ii) resolve on the issue of warrants; (iii) pursuant to a plan approved by the Shareholder’s Meeting, grant stock options to managers and employees of the Company or of a company under its control, or to natural persons providing services to them, without the shareholders having preemptive rights in the granting or subscription of these shares; (iv) to approve a capital increase by capitalization of profits or reserves, with or without warranties; and (v) to

14

resolve on the issue of convertible debentures;

XXIV	authorize the launching and approval of the subscription of new shares, in accordance with the provisions of these Bylaws, establishing all the conditions of issuance;
XXV	authorize the issuance of securities, in the domestic or foreign market, to raise funds, in the form of debentures, promissory notes, commercial papers, bonds and others, including for public offerings of distribution, in accordance with the provisions of subsection XXXIII of this Article;
XXVI	approve contributions to corporate investments that imply an increase in the net equity of businesses in which the company holds shares, including the delegation of this approval within the company;
XXVII	resolve on investment projects and participation in new business, other companies, consortiums, joint ventures, wholly-owned subsidiaries and other forms of association and ventures, as well as the approval of the incorporation, closure or amendment of any companies, consortiums or ventures;
XXVIII	deliberate on matters that, by virtue of a legal provision or by determination of the Shareholders’ Meeting, are within its competence, including approval of the Integrated or Sustainability Report and environmental, social and governance indicators; Reference Form and Form 20-F;
XXIX	ensure the observance of the regulations in force issued by the National Electrical Energy Agency - Aneel, through normative acts, as well as through the regulatory clauses contained in the concession contract to which Copel Distribuição S.A. is a signatory, ensuring the full application on the base dates of the tariff values established by the granting power;
XXX	approve the contracting of civil liability insurance on behalf of the members of the Company's statutory bodies, representative employees and proxies and the execution of indemnity agreements, observing the indemnity policy and the general conditions of indemnity agreements;
XXXI	request periodic internal audit on the activities of the closed complementary pension entity that manages the Company's benefit plan;
XXXII	perform the regulatory functions of the Company's activities. The Board of Directors may call upon itself any matter not comprised in the private jurisdiction of the Shareholders’ Meeting or of the Board of Executive Officers and resolve on the cases not covered by these Bylaws;
XXXIII	Express itself favorably or against any public offer for the acquisition of shares that has as object the shares issued by the Company, by means of a prior grounded opinion, disclosed within fifteen (15) days from the publication of the announcement of the public offer for the acquisition of shares, which must address at least (i) the convenience and opportunity of the public offer for the acquisition of shares as to the interest of the shareholders as a whole and in relation to the liquidity of the securities held by them; (ii) the repercussions of the public offer for the acquisition of shares on the interests of the Company; (iii) the strategic plans disclosed by the offeror in relation to the Company; (iv) other points that the Board of Directors considers pertinent, as well as the information required by the applicable rules established by the Securities and Exchange Commission;
XXXIV	define a triple list of companies specialized in economic valuation of companies to prepare an appraisal report of the Company's shares, in the case of a public offering of shares for cancellation of the Company's registration as a publicly-held company or for delisting from Level 2 of B3's Corporate Governance;
XXXVset	terms, procedures and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and the applicable legislation;

15

XXXVI	establish deadlines, procedures and rules applicable to the issuance of Units, in compliance with these Bylaws and the applicable legislation;
XXXVII	grant leave of absence to the Company's Chief Executive Officer and the Chairman of the Board of Directors;
XXXVIII	approve the change in the Company's complete address, within the Municipality of its Headquarters, as defined in Article 3.
Article 31	It is incumbent upon the Chairman of the Board of Directors, in addition to the duties provided for in the Rules of Procedure, to grant leave of absence to its members, to preside over meetings, to set work directives, as well as to coordinate the process of performance assessment of each member of the Board of Directors, of that body as a whole, and of the statutory committees, as provided for in these Bylaws.

SECTION II - EXECUTIVE BOARD

Article 32	The Executive Board is the executive body for the Company’s administration and representation, in charge of ensuring the regular operation of the Company in accordance with the general guidelines set forth by the Board of Directors.

Number, term of office and investiture

Article 33	The Executive Officers shall be elected by the Board of Directors, and may be dismissed at any time by the Board of Directors, and shall comprise up to 06 (six) Executive Officers, one of whom being the Chief Executive Officer, all residing in Brazil, with a unified mandate of 02 (two) years, reelection being permitted, respecting the minimum of 3 (three) members. The Company may also have Deputy Officers, whose attributions will be defined by the Board of Directors, as proposed by the Chief Executive Officer .

Paragraph 1 The nominations to the Executive Board must observe the requirements and prohibitions imposed by Federal Law 6,404/1976 and by the internal policy and norm of nomination of members of statutory bodies .

Paragraph 2 In nominating the Chief Executive Officer, the Board of Directors must observe his or hers professional capacity, notorious knowledge, specialization and professional profile necessary for the duties of the position.

Article 34	It is a condition for the investiture in an executive position of the Company the assumption of commitment to specific goals and results to be achieved, which must be approved by the Board of Directors, which is responsible for overseeing their compliance.

Powers and duties

Article 35	The Executive Board has the powers to practice the acts necessary for the regular operation of the Company and the achievement of its corporate purpose, in compliance with the legal and statutory provisions contained in its Rules of Procedure.

Sole Paragraph. Subject to the provisions of Article 48, it is incumbent on the Executive Board to manage the Company's business in a sustainable manner, it being incumbent on it to present, up to the last ordinary meeting of the Board of Directors of the previous year:

16

I.	business plan for the following year;
II.	the bases, guidelines and long-term strategies for the preparation of the strategic planning, annual and multi-annual plans and programs, including the analysis of risks and opportunities for a minimum horizon defined in the Internal Rules of the Executive Boards; and
III.	the Company's costing and investment budgets for the following annual year, aiming at the achievement of corporate strategies.
Article 36	The powers and duties of the Chief Executive Officer are:
I.	to direct and coordinate the Company;
II.	to represent the Company, actively and passively, in or out of court. The CEO may appoint, for this purpose, attorneys-in-fact with special powers, including powers to receive initial summons and notices, pursuant to Article 40 and following of these Bylaws;
III.	to direct and coordinate matters related to business planning and performance;
IV.	to ensure the attainment of the Company's targets, established in accordance with the general guidelines of the Shareholders’ Meeting and Board of Directors;
V.	to present the Company's annual business report to the Annual Shareholders’ Meeting, after the Board of Directors has been heard;
VI.	to direct and coordinate the work of the Executive Board;
VII.	to call and chair the meetings of the Executive Board;
VIII.	to grant leave of absence to the other members of the Executive Board and appoint a substitute in the event of absence or temporary impediment;
IX.	to resolve matters of conflict of interest or conflict of jurisdiction between Officers;
X.	propose to the Board of Directors the appointment of Chief Officers and Deputy Officers, in compliance with the requirements and prohibitions established in internal policies and rules, and also propose to the Board of Directors its dismissal at any time;
XI.	to resolve on adhesion and permanence in voluntary commitments assumed by Copel Holding and its wholly-owned subsidiaries; and
XII.	to exercise other duties conferred by the Board of Directors, in compliance with the legislation in force and under the terms of these Bylaws.
Article 37	The powers and duties of the remaining Chief Officers are:
I	To manage the activities that are the object of their area of activity, established in the Rules of Procedure of the Executive Board;
II	to participate in the meetings of the Executive Board, contributing to the definition and application of the policies to be followed by the Company and to report on the relevant matters of its respective area of activity; and
III	comply and cause compliance with the general guidance of the Company's business, established by the Board of Directors with respect to the management of its specific area of activity.

Paragraph 1 The other individual duties of the Chief Officers shall be detailed in the Rules of Procedure of the Executive Board.

Paragraph 2 In addition to the duties established in these Bylaws, it is incumbent on the chief officers to assist the Chief Executive Officer in the management of the Company's business, as well as to ensure cooperation and support to the other chief officers within the scope of their respective duties, aiming at the achievement of the Company's objectives and interests.

Paragraph 3 The chief officers shall perform their duties in the Company, being

17

permitted the concomitant and unpaid exercise in management positions of the wholly-owned subsidiaries and controlled companies.

Article 38	The Office responsible for governance, risk and compliance is responsible for verifying compliance with obligations and risk management, being its duties related to corporate risk management and internal controls, compliance, integrity, code of conduct and integrity program, among others defined in the Rules of Procedure of the Executive Board.

Paragraph 1 The officer responsible for governance, risk and compliance may report directly to the Board of Directors in situations where it is suspected that the Chief Executive Officer is involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her.

Paragraph 2 For the exercise of its duties, the Chief Governance, Risk and Compliance Office shall have its independent performance assured and access to all necessary information and documents.

Article 39	The Officer responsible for finances and investor relations is responsible for providing information to the investing public, the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America and the Stock Exchanges on which the Company is listed, and for keeping the Company's registration as a publicly-held company up to date, in compliance with all applicable laws and regulations.

Representation of the Company

Article 40	The Company shall be committed to third parties by:
I	the signature of two Chief Officers, one of them being either the Chief Executive Officer or the Chief Financial and Investor Relations Officer, and the other, the Chief Officer whose powers and duties comprise the matter in question;
II	the signature of one Chief Officer and one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney;
III	the signature of two attorneys in fact, in accordance with the power conferred to such agents by the corresponding power of attorney;
IV	the signature of one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney, for the performance of certain specified acts.

Sole Paragraph. The Officer responsible for finances and investor relations may individually represent the Company before the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America, B3, the financial institution providing the Company's share bookkeeping services and organized market management entities in which the Company's securities are admitted to trading.

Article 41.	The chief officers may constitute mandataries of the Company, and the instrument must specify the acts or operations they may carry out and the duration of the mandate. Only the powers of attorney for the forum in general shall have an undetermined term.

Paragraph 1 The powers of attorney granted by the Company must be signed by two (2) chief officers acting jointly, specifying the powers granted and with a maximum term of validity of one (1) year.

Paragraph 2 The proxy instruments shall expressly specify the special powers, acts or operations granted, within the limits of the powers of the chief officers that grant them, as well as the duration of the proxy for a determined period of validity, not being possible its substitution, except in the case of a power of attorney for purposes of judicial representation of the Company, which may be for an indefinite period of time and with the possibility of substitution under the conditions set forth in the said instrument.

18

Article 42	Any of the chief officers may individually represent the Company, when the act to be performed imposes singular representation and in cases where the use of the electronic signature makes it impossible for two or more persons to sign the same document, upon authorization of the Executive Board.

Vacancies and replacements

Article 43	In vacancies, absences or temporary impediments of any Chief Officer, the Chief Executive Officer shall appoint another member of the Executive Board to replace such Chief Officer, in combination with his or her original position.

Paragraph 1 In his or her absence and temporary impediments, the Chief Executive Officer shall be replaced by the Chief Officer appointed by him or herself. Should there be no appointment, the remaining Chief Officers shall elect, at the time, a replacement.

Paragraph 2 Chief Officers shall not be absent from office for more than thirty consecutive days, except in case of medical leave or when otherwise authorized by the Board of Directors.

Paragraph 3 Chief Officers may request the Board of Directors for an unpaid leave, for a period not exceeding three months, to be recorded on the minutes of the meeting in which such leave was approved.

Article 44	In the event of decease, resignation or definitive impediment of any member of the Executive Board, the Chief Executive Officer will appoint its replacement to the Board of Directors, which shall, within thirty days from the occurrence of the vacancy, elect a replacement, who shall serve for the remainder of the term of office.

Sole Paragraph Until the election is held, the Executive Board may appoint a temporary replacement. The election may be waived if the vacancy occurs in the year in which the term of office of the Executive Board ends.

SECTION III - EXECUTIVE BOARD MEETING - EBM

Procedure

Article 45	Ordinary meetings of the Executive Board shall be held every fortnight. Extraordinary meetings shall be convened whenever necessary, by the Chief Executive Officer or two other Chief Officers.

Paragraph 1 A majority of the total number of Chief Officers shall constitute a quorum for the opening of the meetings of the Executive Board. The vote of a majority of members of the Executive Board present at a meeting shall be the act of the Executive Board. In the event of a tie, the Chief Executive Officer shall hold the casting vote.

Paragraph 2 Each Chief Officer present shall be granted the right to a single vote, even when occupying two or more Chief Officer positions. The proxy vote shall not be accepted.

19

Paragraph 3 The resolutions of the Executive Board shall be recorded on the meeting minutes, being duly entered in the minutes book and signed by all those present at the meeting.

Paragraph 4 The attributions of the Deputy Officers, if elected by the Board of Directors, will be defined in the Internal Rules of the Executive Boards, not conferring voting rights.

Article 46	Members of the Executive Board may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Chief Officers' vote is secured. The Chief Officer who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being recorded on the minutes of such meeting.
Article 47	The Chief Executive Officer shall appoint someone for the secretary services, and the minutes of the Executive Board meetings shall contain all resolutions, to be duly entered in the minutes book.

Powers and duties

Article 48	In addition to the powers and duties established by law, the Executive Board is responsible for:
I	managing the Company's business in a sustainable manner, considering its corporate purpose, economic, social, environmental, climate change and corporate governance factors, as well as related risks and opportunities, in all activities under its responsibility;
II	complying with and enforcing the applicable legislation, these Bylaws, the Company’s internal policies and rules and the resolutions of the Shareholders' Meeting and of the Board of Directors;
III	drawing up and submitting for the approval of the Board of Directors, issuing previously an opinion on:
a)	annual and multi-annual plans and programs, aligning investment expenditures with the respective projects, considering the analysis of risks and opportunities for a minimum horizon defined in the Internal Rules of the Executive Boards;
b)	the Company's budget, with the indication of sources and applications of funds as well as their changes;
c)	the investment projects, participation in new businesses, other companies, consortia, joint ventures, wholly-owned subsidiaries and other forms of association and undertakings, as well as the approval of the constitution, closure or alteration of any companies, undertakings or consortia;
d)	the performance of the Company's activities;
e)	quarterly, the Company's reports along with its financial statements;
f)	annually, the management report, along with the balance sheet and other financial statements and their notes, accompanied by the independent auditors' report and the proposal for allocation of the financial year's income;
g)	the Integrated Report or the Company's Sustainability Report other corporate reports to be subscribed by the Board of Directors;
h)	the Rules of Procedure for the Executive Board, Company's regulations

20

and general policies;

i)	the revisions of the Code of Conduct and the Company's Integrity Program, in accordance with the applicable legislation;
j)	transactions between related parties, within the criteria and limits defined by the Company.
IV	approving:
a)	the technical and economic assessment criteria for investment projects with the respective responsibility delegation plans for their implementation and execution;
b)	the chart of accounts;
c)	the annual corporate insurance plan; and
d)	residually, within statutory and regimental limits, all Company activities which do not fall under the exclusive purview of the Chief Executive Officer, the Board of Directors or the Shareholders' Meeting;
e)	indication of the Company's representatives in the statutory bodies of the companies in which it or its wholly-owned subsidiaries have or will have direct or indirect participation;
f)	corporate participation in class associations and non-governmental entities;
g)	proposal related to the personnel policy; and
h)	the internal procurement and contract rules
V	authorizing, subject to the limits and guidelines established by law and by the Board of Directors and within the limits established by internal regulations and by the Internal Rules of the Executive Boards:
a)	waivers or judicial or extrajudicial transactions to settle disputes or resolve pending matters. A value threshold may be set for the delegation of such powers to the Chief Executive Officer or any other Chief Officer; and
b)	entering into any legal transactions when the value of the transaction does not exceed two percent (2%) of the net equity, without prejudice to the powers attributed by the Bylaws to the Board of Directors, including the acquisition, sale or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general and also the association with other legal entities.

Sole Paragraph When the accumulated value of the acquisition, disposal or encumbrance of assets, obtaining of loans and financing, assumption of obligations in general and also the association with other legal entities reaches 5% (five percent) of the Company's net equity, during the fiscal year, submit a report for deliberation by the Board of Directors.

VI	establish the premises and approve the organizational structures of the Company and of its wholly-owned subsidiaries;
VII	negotiating and entering into management agreements between the Company and its wholly-owned subsidiaries and special purpose companies;
VIII	establishing and monitor governance practices, internal controls, guidelines and policies for its wholly-owned subsidiaries, in directly or indirectly controlled companies and, in the case of direct or indirect minority interests, proportional to the relevance, materiality and risks of the business of which they are participants;
IX	authorizing the opening, installation, transfer and extinction of branches, premises, offices, representations or any other establishments;
X	indicating, should it decide, the wholly-owned subsidiary responsible for performing the activities related to the management of the companies in which the Company and its wholly-owned subsidiaries hold equity interest, observing the duty of those auditing practices based on governance and control practices proportional to the relevance, materiality and risks of the business of which they are participants; and

21

XI	guiding the vote to be cast by the Company at the Shareholders’ Meetings of the wholly-owned subsidiaries and other companies and associations in which the Company holds direct interest.

Sole Paragraph The Executive Board may appoint proxies or grant powers to the other management levels of the Company and of the shared structure in which it participates, by means of internal regulation or by means of a skillful instrument, including jointly with the Wholly-owned Subsidiaries, within the limits and individual powers attributed to the chief officers, such as the execution of agreements, covenants, cooperation terms, in addition to other instruments that generate obligation for the Company or its wholly-owned subsidiaries, except for acts that cannot be delegated by law provided they have been previously approved within the limits established herein.

Article 49	The Rules of Procedure of the Executive Board shall establish the powers and duties of each Chief Officer and may condition the practice of certain acts on previous approval by the Executive Board Meeting.

CHAPTER V - STATUTORY COMMITTEES

Article 50	The Company shall have a Statutory Audit Committee, an Investment and Innovation Committee, a People Committee and a Sustainable Development Committee.

Paragraph 1 The statutory committees shall be remunerated committee, being necessary, for its creation the alteration of the Bylaws by the shareholders’ meeting.

Paragraph 2 The Board of Directors may create additional committees to advise the Company's Management, with restricted and specific objectives and for a fixed term, appointing their respective members.

Paragraph 3 The operation, the compensation of the members, and the attributions of the committees provided for in this Article shall be regulated by the Board of Directors, by means of their respective Internal Rules, pursuant to the provisions of these Bylaws.

SECTION I - STATUTORY AUDIT COMMITTEE - SAC

Article 51	The Statutory Audit Committee is an independent, permanent advisory committee to the Board of Directors.
Article 52	The Statutory Audit Committee shall be the same one for the Company and its wholly-owned subsidiaries, exercising its powers and responsibilities with the companies controlled directly or indirectly by the Company, upon resolution of the Board of Directors.
Article 53	The attributions, functioning, procedures, and form of composition must observe the legislation and regulations in effect and will be detailed by specific internal rules, and which will be approved by the Board of Directors.

Paragraph 1 The Chairman of the Statutory Audit Committee will be elected by the Board of Directors, from among its independent members, who will be responsible for enforcing the body's decisions, with a record in the proper book of minutes.

22

Paragraph 2º The Statutory Audit Committee will be composed of 03 (three) to 05 (five) members, as defined by the Board of Directors, chosen, elected and dismissible by such body, all with a unified term of office of 02 (two) years, reelection being allowed, observing the following parameters:

I	have a majority of independent members in accordance with the applicable laws and regulations;
II	at least 01 (one) member with recognized professional experience in matters of corporate accounting, auditing, and finance, which characterizes him/her as a "financial specialist" under the terms of the legislation in force;
III	at least 01 (one) of the Committee members must be a member of the Board of Directors;
IV	at least 01 (one) of the Committee members will not be a member of the Board of Directors and must be chosen among market people of notorious experience and technical capacity;
V	the Chairman of the Committee must be a member of the Board of Directors ;
VI	the maximum term of office is 10 years; and

VII directors of the company, its subsidiaries, parent company, affiliates, or companies under common control, direct or indirect, are prohibited from participating in the Committee.

Paragraph 3 The Statutory Audit Committee will meet: (i) ordinarily, once a month; (ii) quarterly with the Fiscal Council, Board of Directors, Internal Audit and independent auditors; and (iii) extraordinarily, whenever necessary, deciding by majority vote, recorded in minutes to be disclosed on the Company's website and in compliance with the applicable legislation, except when the Board of Directors understands that its publication may put legitimate Company interests at risk, when it will disclose only its extract.

Paragraph 4 The Internal Audit will be functionally linked to the Board of Directors through the Statutory Audit Committee.

Article 54	The Statutory Audit Committee shall have operational autonomy and an annual or by project allocation of the Company’s budget, subject to the limits set forth by the Board of Directors, to carry out or assign consultancy services, evaluations and investigations within the scope of its activities, including the hiring of external independent specialists.

SECTION II - INVESTMENT AND INNOVATION COMMITTEE - IIC

Article 55	The Investment and Innovation Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.
Article 56	Copel's Nomination and Evaluation Committee shall be the same one for Copel Holding and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.
Article 57	The powers and duties, the composition and the procedures of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.

23

Paragraph 1 The president of the Investment and Innovation Committee will be elected by the Board of Directors, from among its members, who will be responsible for complying with the deliberations of the body, with registration in the appropriate book of minutes.

Paragraph 2 The Investment and Innovation Committee will be composed of 03 (three) members of the Board of Directors, elected and dismissed by that collegiate body, all with a unified term of office of 02 (two) years, reelection being allowed.

Paragraph 3 The Company's Chief Executive Officer will integrate the Investment and Innovation Committee, without voting rights; and

Paragraph 4 The Investment and Innovation Committee shall meet ordinarily, deciding by majority vote and it shall record the resolutions in the meeting minutes, including dissents and protests of its members, as established in the Rules of Procedure of the committee.

Article 58	The Investment and Innovation Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists.

SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE - SDC

Article 59	The Sustainable Development Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.
Article 60	Copel's Sustainable Development Committee shall be the same one for Copel Holding and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.
Article 61	The powers and duties, the composition and the procedures of the Sustainable Development Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.

Paragraph 1 The Chairman of the Sustainable Development Committee shall be elected by the Board of Directors among its members and shall be responsible for complying with the body's resolutions.

Paragraph 2 The Sustainable Development Committee shall consist of three (03), elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, as follows:

I	at least three (03) members of the Board of Directors;
II	up to 01 (one) external member with recognized professional experience in matters of the Committee responsibility.

Paragraph 3 The Company's Chief Executive Officer will integrate the Sustainable Development Committee without voting rights.

Paragraph 4 The Sustainable Development Committee shall meet ordinarily, deciding by majority vote and it shall record the resolutions in the meeting minutes, including dissents and protests of its members, as established in the Rules of Procedure of the committee.

Article 62	The Sustainable Development Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists.

24

SECTION IV - PEOPLE COMMITTEE (CDG)

Article 63	The People Committee is an independent body, of a consultative and permanent nature, that advises the Board of Directors.
Article 64	The People Committee will be unique for the Company and its Wholly-owned Subsidiaries, and may exercise its attributions and responsibilities together with the companies controlled directly or indirectly by the Company, by deliberation of the Board of Directors.
Article 65	The attributions, functioning, procedures, and form of composition must observe the legislation in effect and will be detailed by specific internal rules, to be approved by the Board of Directors.

Paragraph 1 The People Committee will assist the Board of Directors in preparing and following up on the succession plan, the evaluation and compensation strategy for managers, members of advisory committees, and fiscal councilors, and in proposals and other matters relating to personnel policy.

Paragraph 2 The People Committee will monitor the process of eligibility of administrators, fiscal councilors, and members of Statutory Committees in compliance with the legal and statutory provisions and also considering the rules set forth in internal regulations.

Paragraph 3 The president of the People Committee will be elected by the Board of Directors, from among its members, who will be responsible for complying with the body's deliberations.

Paragraph 4 The People Committee will be composed of 03 (three) members, elected and dismissed by the Board of Directors, all with a unified term of office of 02 (two) years, reelection being allowed, observing the following parameters:

I	up to 03 (three) members of the Board of Directors; and
II	up to 01 (one) external member with recognized professional experience in matters of the Committee's responsibility.

Paragraph 5 The Company's Chief Executive Officer will integrate the People Committee without voting rights; and

Paragraph 6 The People Committee will meet periodically, deciding by majority vote, recorded in minutes, including dissents and protests, as provided in its internal rules.

Article 66	The People Committee is given operational autonomy and budget allocation, annually or by project, within the limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of external independent specialists.

CHAPTER VI - FISCAL COUNCIL - FC

Article 67	The Company shall have a permanently functioning Fiscal Council, operating on a collegiate and individual basis, with the competencies and attributions foreseen in Brazilian Federal Law No. 6,404/1976 and other applicable legal provisions.

25

Article 68	The Fiscal Council shall meet ordinarily once a month and, extraordinarily, whenever necessary, when called by any of its members or by the Board of Directors, drawing up minutes in the minutes book.

Number and Procedures

Article 69	The permanently functioning Fiscal Council shall consist of three members and an equal number of alternates, elected by the Shareholders' Meeting, under the provisions of Law 6,404/1976, whose unified term of office shall be of one year, reelection being permitted.

Paragraph 1 The Chairman of the Fiscal Council will be elected by his peers, in the first meeting after the election of its members, and it is the Chairman’s responsibility to comply with the resolutions of the board.

Paragraph 2 Natural persons, residing in the country, with academic background compatible with the position, can be members of the Fiscal Council.

Article 70	The powers and duties, the functioning and the procedures of the Fiscal Council shall comply with the legislation in force and shall be detailed in the Rules of Procedure, which shall be approved by the body itself.

Paragraph 1 The function of member of the Fiscal Council is indelegable.

Paragraph 2 The members of the Fiscal Council have the same duties as the Executive Directors dealt with in articles 153 to 156 of Brazilian Federal Law No. 6,404/1976 and are liable for damages resulting from omission in the performance of their duties and from acts practiced with guilt or malice, or with violation of the law or the Bylaws.

Vacancies and replacements

Article 71	In the event of vacancy, resignation or removal of a member of the Fiscal Council, the alternate shall take over until a replacement to serve for the remainder of the term of office is elected.

Representation of the Company and Issuance of opinions

Article 72	The chairman of the Fiscal Council, or at least one of the members, shall attend the meetings of the shareholders’ meeting and respond to requests for information made by shareholders.

Sole paragraph. The opinions and representations of the Fiscal Council, or of any of its members, may be presented and read at the shareholders’ meeting, regardless of publication and even if the matter is not on the agenda.

CHAPTER VII - COMMON RULES APPLICABLE TO STATUTORY BODIES

Taking office, impediments and prohibitions

Article 73	In order to take office, members of the statutory bodies shall observe the minimum conditions imposed by Brazilian Federal Law No. 6,404/1976, as well as comply with the Company's Nomination Policy.

26

Sole Paragraph Due to incompatibility, investiture in the Board of Directors, advisory committees, Executive Board, and Fiscal Council of Copel and its integral subsidiaries is forbidden:

I	a representative of the regulatory agency to which the Company is subject, a State Minister, a State Secretary, a Municipal Secretary, a person holding an office without a permanent link to the public service, of a special nature or of a senior management and advisory position in the public administration, a political party statutory leader and a person holding a mandate in the Legislative Branch of any federal entity, even if on leave from office; and
II	of a person who has acted, in the last 36 (thirty-six) months, as a participant in the decision-making structure of a political party or in a position in a union organization.
Article 74	The members of the statutory bodies, will be invested in their positions by signing the instrument of investiture, drawn up in the respective minutes book.

Paragraph 1 The instrument of investiture must be signed within thirty (30) days following election or appointment, under penalty of its ineffectiveness, unless there is a justification accepted by the body to which the member was elected, and it must contain the indication of at least one (01) address for receipt of summons and subpoenas for administrative and judicial proceedings related to acts of the member's management.

Paragraph 2 The investiture will be conditioned to the presentation of a declaration of assets and values, in the form foreseen in the legislation in effect, which must be updated annually and at the end of the term of office.

Article 75	The investiture of the members of the Board of Directors and of the Executive Board will be subject to the prior signature of the Statement of Consent from Directors and Officers, and the investiture of the members of the Fiscal Council will be subject to the prior signature of the Statement of Consent from Fiscal Council Members, pursuant to B3's Level 2 Listing Rules, as well as to compliance with the applicable legal requirements.
Article 76	The Company's management, members of the Fiscal Council and Statutory Committees shall adhere to the policy for negotiating assets issued by the Company itself, and to the policy for disclosure of information and relevant facts, in compliance with the rules of the Brazilian Securities and Exchange Commission (CVM), by signing the respective term.
Article 77	The shareholder and the members of the Executive Board, the Board of Directors, the Fiscal Council and the statutory committees who, for any reason, have a direct, indirect or conflicting interest with the Company in the passing of a given resolution shall abstain from discussing and voting it, even as representatives of third parties, the reason for such abstention being duly recorded on the meeting minutes, indicating the nature and extent of such interest.
Article 78	Members of the statutory bodies may resign voluntarily or be removed ad nutum, in compliance with the applicable legislation and these Bylaws.
Article 79	The term of office of the members of statutory bodies shall be automatically extended until such time when newly elected members take office, except in cases of resignation or removal of a former member.
Article 80	In addition to the cases set forth by law, the positon shall be considered vacant when:

27

I	a member of the Board of Directors, the Fiscal Council or the statutory committees fails to attend two consecutive meetings or three nonconsecutive meetings out of the last twelve, without proper justification for such absences;
II	a member of the Executive Board is absent from office for a period of more than thirty consecutive days, except in the case of leave of absence or upon due authorization of the Board of Directors.

Article 81	The collective and individual performance assessment of the members of the Board of Directors, the statutory committees, the Executive Board and the Fiscal Council of Copel and its wholly-owned subsidiaries shall be carried out annually, and an independent institution, if deemed necessary, according to previously established procedures, in compliance with the Company's Assessment Policy.
Article 82	A majority of the total number of members shall constitute a quorum for the meetings of the statutory bodies. The vote of a majority of members of the statutory body present at a meeting shall be the act of such body. Meeting minutes shall summarize resolutions passed, to be duly entered in the minutes book.

Paragraph 1 In case of a decision that is not unanimous, justification for the dissenting vote may be recorded, noting that the dissenting member who makes his or her dissent in the minutes of the meeting or, if this is not possible, gives immediate written notice of his or her position may be exempted from responsibility.

Paragraph 2 In meetings of the Board of Directors or the Executive Board, the member presiding such meeting shall hold the casting vote, besides his or her own.

Article 83	A member of a statutory body may, when invited, attend a meeting of another statutory body, without voting rights.
Article 84	The statutory bodies shall hold in-person meetings, participation through conference call or videoconference also being permitted, in compliance with these Bylaws and the specific Rules of Procedure of the statutory body.

Compensation

Article 85	The compensation of members of the statutory bodies shall be established annually by the Shareholders' Meeting. Such members shall not be entitled to additional compensation or benefits resulting from the replacement of another member, owing to vacancies, absences or temporary impediments, in accordance with the provisions in these Bylaws.

Paragraph 1 The compensation of the members of the Fiscal Council, established by the shareholders’ meeting that elects them, shall observe the minimum legally established, in addition to the mandatory reimbursement of transportation and stay expenses necessary to perform the function.

Paragraph 2. The Chief Executive Officer shall not receive compensation for his or her position as a member of the Board of Directors.

CHAPTER VIII - FINANCIAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES AND DIVIDEND PAYOUT

Article 86	The fiscal year coincides with the calendar year. At the end of each fiscal year the financial statements shall be prepared in compliance with the rules contained in Brazilian Federal Law No. 6,404/1976, and in the rules of the Securities and Exchange Commission, including the mandatory independent audit of such statements by an auditor registered at that Securities Commission.

28

Paragraph 1 The Company shall prepare its quarterly financial statements and disclose them on its website.

Paragraph 2 At the end of each financial year, the Company shall prepare its financial statements as established in the law. The guidelines hereunder shall be followed concerning the results of the financial year:

I	before any allocation to profit sharing payment can be made, the accumulated losses and income tax provision shall be deducted from yearly profit;
II	five percent of the net profit ascertained during the year shall be used to form the legal reserve, which shall not exceed twenty percent of the capital stock;
III	the interest upon investments made with the Company's own capital in construction works in progress may be entered as a special reserve; and
IV	other reserves may be built by the Company, according to the requirements and up to the limits provided for in the law.

Article 87	Shareholders shall be entitled, in each fiscal year, to receive dividends and/or interest on equity, which may not be less than twenty-five percent (25%) of net income adjusted in accordance with Brazilian Federal Law No. 6,404/1976.

Paragraph 1 Based on retained earnings, profit reserves and net income for the current fiscal year, recorded in interim semi-annual or quarterly financial statements, the Board of Directors may decide on the distribution of interim dividends, interquartile dividends or payment of interest on shareholders' equity, provided that it is in accordance with the dividend policy and without prejudice to subsequent ratification by the shareholders’ meeting.

Paragraph 2 Intermediate and interquartile dividends and interest on equity distributed pursuant to paragraph 1, above, shall be imputed to the mandatory dividend related to the fiscal year in which they are declared, in compliance with the applicable legislation.

Paragraph 3 The dividend shall not be mandatory in the fiscal year in which the Board of Directors informs the Annual Shareholders’ Meeting, with the opinion of the Fiscal Council, that it is incompatible with the financial condition of the Company.

Paragraph 4 The profits that cease to be distributed pursuant to paragraph 3 shall be recorded as a special reserve and, if not absorbed by losses in subsequent years, shall be distributed as soon as the Company's financial condition so permits.

Paragraph 5 When interest on equity is distributed, the percentage provided for in the caption sentence shall be considered reached in relation to the amount distributed net of taxes, under the terms of the applicable legislation.

Article 88	In compliance with Brazilian Federal Law No. 6,404/1976, in a financial year the minimum mandatory dividend is paid out, the Shareholders’ Meeting shall set an annual limit on profit sharing by members of the Executive Board.

CHAPTER IX - DISSOLUTION AND LIQUIDATION

29

Article 89	The Company shall dissolve and go into liquidation in the cases provided for by law, and the shareholders’ meeting shall establish the manner of liquidation and elect the liquidator, or liquidators, and the Fiscal Council, if its operation is requested by shareholders who make up the quorum established by law or regulation issued by the Securities and Exchange Commission, in compliance with the legal formalities, establishing their powers and compensation.

CHAPTER X - DEFENSE MECHANISMS

Article 90	The members of the Executive Board, Board of Directors, Fiscal Council and statutory committees are liable for damages or losses caused in the exercise of their duties, in the cases provided for by law.
Article 91	The Company shall ensure, in cases where there is no incompatibility with its own interests, the legal defense in judicial and administrative proceedings proposed by third parties against members and former members of statutory bodies, during or after the respective terms of office, for acts performed in the exercise of the office or of its functions.

Paragraph 1 The same protection established in the caption of this article shall be extended to employees acting as Company's agents and representatives who shall have been named as defendants in judicial and administrative proceedings exclusively for the performance of acts within the scope of authority granted to them by the Company or of duties delegated to them by the Senior Managers.

Paragraph 2 Legal assistance shall be secured by the Company’s legal office or through the corporate legal insurance plan, or, should those be unattainable, by a law firm hired at the discretion of the Company.

Paragraph 3 Should the Company fail to provide legal assistance, upon formal request by the interested party, as established in paragraph 2, the agent may hire an attorney whom he or she trusts, at his or her own expense, and shall be entitled to reimbursement of reasonable incurred expenses associated with the provision of legal services, fixed within the current market price for such legal counselling, after due approval by the Board of Directors, if, at the end of the legal proceedings, such interested party is acquitted or discharged from any liability.

Paragraph 4 In the event that an attorney is hired, pursuant to paragraph 3 of this article, the Board of Directors may decide to pay attorney’s fees in advance.

Article 92	The Company may enter into indemnity agreements, in compliance with the applicable legislation and the guidelines defined in the Indemnity Policy.

Paragraph 1 The contracts pursuant to the caption sentence of this Article shall not indemnify acts performed:

I	outside the exercise of the attributions or powers of its signatories;
II	with bad-faith, intention, serious fault, or fraud;
III	in their own interest or in the interest of third parties, to the detriment of the company's social interest; and
IV	other cases foreseen in the policy and in the respective indemnity agreement;

Paragraph 2 The indemnity contract coverage applies in case there is no civil liability insurance coverage, as foreseen in Article 95 of these Bylaws.

30

Article 93	The Company shall ensure timely access to all documentation needed for legal assistance. Additionally, the Company shall meet all court costs, including notary and filing fees of any kind, administrative expenses and court deposits, when legal assistance is provided by Company’s legal office.
Article 94	Should any of the interested parties mentioned in article 90 of these Bylaws be found guilty or liable, by a final and unappealable judgment, for violation of the law or of these Bylaws, or for negligence or willful misconduct, they shall reimburse the Company of all costs and expenses incurred with legal assistance, in addition to any damages or losses arising from their actions.
Article 95	The Company may maintain a permanent civil liability insurance for the members of the statutory bodies, pursuant to article 90 of these Bylaws, as established by the Board of Directors and in the insurance policy, for the purpose of covering costs of proceedings and attorneys' fees for judicial and administrative proceedings filed against such parties in order to safeguard them from incurring liability arising from the exercise of their duties in the Company throughout their term of office.

CHAPTER XI - DISPOSAL OF THE COMPANY’S CONTROL

Article 96	The disposal of the Company's control, if applicable, either by means of a single operation or successive operations, must be contracted under the condition, either suspensive or resolutive, that the acquirer undertakes to effect a public offering for the acquisition of the shares of the Company's other shareholders, observing the conditions and terms provided for in the prevailing legislation and in B3's Level 2 Corporate Governance Regulations, so as to ensure them equal treatment with that given to the disposing controlling shareholder.

Sole Paragraph. The public offering referred to in this article will also be required: (i) in the event of onerous assignment of subscription rights for shares and other securities or rights related to securities convertible into shares, which may result in disposal of the Company's control; or (ii) in the event of disposal of the control of a company that holds the Company's power of control, in which case the selling controlling shareholder will be required to declare to B3 the value attributed to the Company in this disposal, attaching documentation to support this value

Article 97	Whoever acquires the controlling power as a result of a private share purchase agreement entered into with the controlling shareholder, involving any number of shares, shall be obliged to: (i) effect the public offering referred to in article 96 above; and (ii) pay, in the terms indicated below, an amount equivalent to the difference between the price of the public offering and the amount paid per share eventually acquired on the stock exchange in the 6 (six) months prior to the date of acquisition of Control Power, duly updated to the date of payment. Said amount shall be distributed among all persons who sold Company shares on the trading floor where the acquirer made the acquisitions, proportionally to the daily net sales balance of each one, and B3 will be responsible for making the distribution, pursuant to its regulations.
Article 98	The Company shall not register any transfer of shares to the acquirer or to the person(s) that come to hold the controlling power, as long as the latter does not sign the Instrument of Consent of the Controlling Shareholders referred to in the Level 2 Corporate Governance Regulations of B3.
Article 99	No shareholders' agreement providing for the exercise of controlling power may be registered at the Company's headquarters until its signatories have subscribed the Instrument of Consent of the Controlling Shareholders referred to in the Level 2 Corporate Governance Regulations of B3.

31

Article 100	In the public offering for the acquisition of shares, to be made by the controlling shareholder or by the Company for the cancellation of the registration as a publicly-held company, the minimum price to be offered must correspond to the economic value ascertained in the valuation report prepared under the terms of paragraphs 1 and 2 of this article, with due regard for the applicable legal and regulatory rules.

Paragraph 1 The appraisal report referred to in the caput of this article must be prepared by a specialized institution or company, with proven experience and independence as regards the decision-making power of the Company, its managers and/or the controlling shareholder(s), in addition to meeting the requirements of Paragraph 1 of article 8 of Federal Law 6,404/1976, and contain the responsibility provided for in Paragraph 6 of the same article.

Paragraph 2 The choice of the institution or specialized company responsible for determining the economic value of the Company is the private competence of the shareholders’ meeting, based on the presentation by the board of directors of a triple list. The respective resolution, not counting blank votes, shall be taken by the majority of votes of the shareholders representing the outstanding shares present at the meeting, and each share, regardless of type or class, shall be entitled to one vote, be taken by the majority of the votes of the shareholders representing the outstanding shares present in that meeting, which, if installed on first call, must have the presence of shareholders representing at least 20% (twenty percent) of the total outstanding shares, or which, if installed on second call, may have the presence of any number of shareholders representing the outstanding shares.

CHAPTER XII - EXIT FROM B3 CORPORATE GOVERNANCE LEVEL 2

Article 101	If a decision is made to delist the Company from Corporate Governance Level 2 so that the securities issued by the Company are registered for trading outside Corporate Governance Level 2, or by virtue of a corporate reorganization transaction, in which the company resulting from such reorganization does not have its securities admitted for trading on the Corporate Governance Level 2 within one hundred and twenty (120) days as from the date of the Shareholders’ meeting that approved such transaction the controlling shareholder shall make a public offering for acquisition of the shares held by the other shareholders of the Company, at least at the respective economic value, to be ascertained in an appraisal report prepared pursuant to paragraphs 1 and 2 of article 100, with due regard for the applicable legal and regulatory rules.

Sole Paragraph. The controlling shareholder shall be exempt from making the public offering for acquisition of shares referred to in the main section of this article if the Company leaves Corporate Governance Level 2 as a result of the execution of the contract for participation of the Company in B3's special segment called Novo Mercado or if the Company, resulting from corporate reorganization, obtains authorization for trading securities in the Novo Mercado, within one hundred and twenty (120) days, as of the date of the shareholders’ meeting that approved said operation.

Article 102	If there is no controlling shareholder, should a decision be made to delist the Company from Corporate Governance Level 2 so that the securities issued by it may be registered for trading outside Corporate Governance Level 2, or by virtue of a corporate reorganization in which the company resulting from such reorganization does not have its securities admitted for trading on the Corporate Governance Level 2 or on the Novo Mercado within one hundred and twenty (120) days as of the date of the shareholders’ meeting that approved such operation, the delisting shall be conditioned to the conduction of a public offering for the acquisition of shares under the same conditions provided for in the preceding article.

Paragraph 1 1The referred shareholders’ meeting must define the person(s) responsible for making the public offering for the acquisition of shares, who, present at the meeting, must expressly undertake the obligation to make the offering.

32

Paragraph 2 - In the absence of a definition of those responsible for making the public offering for the acquisition of shares, in the event of a corporate reorganization operation, in which the company resulting from such reorganization does not have its securities admitted for trading on Level 2 of Corporate Governance, it will be up to the shareholders who voted in favor of the corporate reorganization to make such offering.

Article 103	The Company's withdrawal from the Level 2 of Corporate Governance of B3 due to noncompliance with the obligations contained in the Level 2 Listing Rules is conditioned to a public offering for acquisition of shares, at least for the economic value of the shares, to be ascertained in an appraisal report pursuant to article 100 of these Bylaws, in compliance with the applicable legal and regulatory rules.

Paragraph 1 The controlling shareholder must effect the public offering for the acquisition of shares pursuant to the caption sentence of this article.

Paragraph 2 If there is no controlling shareholder and the delisting from Corporate Governance Level 2 referred to in the main section of this article results from a resolution made at a shareholders’ meeting, the shareholders who voted in favor of the resolution that led to the respective noncompliance must make the public offering for the acquisition of shares provided for in the main section of this article.

Paragraph 3 If there is no controlling shareholder and the Company's delisting from B3's Corporate Governance Level 2, as mentioned in the main section of this article, occurs due to an act or fact of management, the Company's senior managers must call a General Shareholders' Meeting, the agenda of which will be to resolve on how to remedy the breach of the obligations contained in the Level 2 Listing Rules or, as the case may be, to resolve on the Company's delisting from the Corporate Governance Level 2.

Paragraph 4 If the shareholders’ meeting mentioned in Paragraph 3 resolves for the Company's delisting from B3's Corporate Governance Level 2, the shareholders’ meeting must define the person(s) responsible for making the public offering for the acquisition of shares provided for in the caput, who, if present at the meeting, must expressly undertake the obligation to make the offering.

CHAPTER XII - PROTECTION TO SHAREHOLDER DISPERSION

Article 104	The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed 25% (twenty-five percent) of Copel's voting capital and does not return to a level below such percentage within 120 (one hundred and twenty) days must make a public offer for the acquisition of all the remaining common shares, for an amount at least one hundred percent (100%) higher than the highest quotation of the common shares in the last five hundred and four (504) trading sessions prior to the date on which the shareholder or group of shareholders exceeds the limit set forth in this article, updated pro rata dies, by the Special System of Settlement and Custody - SELIC rate.

Sole paragraph The obligation to hold a public tender offer shall not apply to the effective direct or indirect interest of the shareholders that have, on the date of the entry into force of the provision, an interest higher than the percentage provided for in the caput, but shall apply if (1) in the future, after reduction, their interest increases and exceeds the percentage of 25% (twenty-five percent) of the Company's voting capital; or (2) if they have not reduced their interest below the percentage provided for in the caput, they acquire any additional interest that is not sold within the period provided for in this article.

33

Article 105	The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed 50% (fifty percent) of Copel's voting capital, and that does not return to a level below such percentage within 120 (one hundred and twenty) days, must make a public offer for the acquisition of all the remaining common shares, for an amount at least two hundred percent (200%) higher than the highest quotation of the common shares in the last five hundred and four (504) trading sessions before the date on which the shareholder or group of shareholders exceeds the limit set forth in this article, updated pro rata dies, by the Special System of Settlement and Custody - SELIC rate.

CHAPTER XIV - ISSUANCE OF UNITS

Article 106	The Company may promote the issue of certificates of deposit of shares, representing 1 (one) common share and 4 (four) class B preferred shares (Units).

Paragraph 1 Units may be issued: (i) at the request of shareholders that hold shares in the quantity required for the composition of the Units, with due regard for the deadlines, rules and procedures established by the Board of Directors; (ii) by resolution of the Board of Directors, in the event of a capital increase within the authorized capital limit with the issue of new shares to be represented by Units; and (iii) in the cases provided for in Articles 109 and 110 of these Bylaws.

Paragraph 2 Only shares that are free of liens and encumbrances may be deposited for the issuance of Units.

Paragraph 3 The Company may retain a financial institution for the issue of Units.

Article 107	The Unit holders will have the same rights and advantages as the shares they represent, including with regard to the payment of dividends, interest on equity capital and any other bonuses, payments or earnings to which they may be entitled.

Sole paragraph. Unit holders shall be entitled to attend the shareholders’ meetings and exercise all the prerogatives granted to the shares represented by the Units, upon proof of their ownership and in compliance with the rules for shareholders' representation set forth in these Bylaws.

Article 108	The Units are book-entry, with the proviso that, as from the issue of the Units, the deposited shares will be registered in a deposit account opened in the name of the holder of the shares with the depositary financial institution.

Paragraph 1 Except in the event of cancellation of the Units, ownership of the shares represented by the Units can only be transferred by means of the transfer of the Units.

Paragraph 2 The Units holder will have the right to request to the depositary financial institution, at any time, the cancellation of the Units and the consequent delivery of the respective deposited shares, in compliance with the terms, rules and procedures to be established by the Board of Directors.

Paragraph 3 Units subject to onuses, liens or encumbrances cannot be the object of a cancellation request .

Paragraph 4 The Board of Directors may, at any time, suspend for a determined period not exceeding thirty (30) days, the possibility of cancelling Units referred to in Paragraph 2, in the event of a public offering for primary and/or secondary distribution of Units, in the local and/or international market.

34

Article 109	In the event of splits, reverse splits, bonuses or the issue of new shares through capitalization of profits or reserves, the following rules shall be observed with regard to the Units:
I	In the event of an increase in the number of shares issued by the Company, the depositary financial institution will register the deposit of the new shares and credit new Units in the account of the respective holders, in order to reflect the new number of shares held by the holders of Units, always observing the proportion established in Article 106 of these Bylaws, and the shares that are not eligible to constitute Units will be credited directly to the shareholders, without the issuance of Units; and
II	In the event of a reduction in the number of shares issued by the Company, the depositary financial institution will debit the Units deposit accounts of the holders of the grouped shares, automatically canceling the Units in a sufficient number to reflect the new number of shares held by the holders of Units, always observing the proportion provided for in Article 106 of these Bylaws, and the shares not liable to constitute Units will be credited directly to the shareholders, without the issue of Units.

Article 110	In the event of exercise of the preemptive right for subscription of shares issued by the Company, if any, the depositary financial institution shall create new Units in the book-entry Units register, crediting them to the respective holders so as to reflect the new quantity of shares deposited in the deposit account linked to the Units, always observing the proportion provided for in article 106 of these Bylaws, and the shares not liable to constitute Units shall be credited directly to the shareholders, without the issue of Units.

Sole Paragraph. In the cases in which the preemptive right is exercised for the subscription of other securities issued by the Company, Units will not be automatically credited.

CHAPTER XIII – CONFLICT RESOLUTION

Article 111	The Company, its shareholders, managers and the members of the Fiscal Council undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, any and all disputes or controversies that may arise between them in connection with or arising out of, in particular, the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in Federal Law 6.404/1976 and subsequent amendments, in these Bylaws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by the Securities and Exchange Commission, as well as in the other rules applicable to the operation of the capital markets in general, in addition to those contained in the Level 2 Listing Rules, in the Arbitration Rules, in the Sanctions Rules and in the B3 Level 2 Corporate Governance Agreement.

CHAPTER XV - GENERAL PROVISIONS

Article 112	In the event of withdrawal of shareholders, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised the right of withdrawal, in cases authorized by law, shall correspond to the equity value per share, to be ascertained on the basis of the last set of financial statements approved by the shareholder’s meeting, the shareholder being allowed to request the drawing up of a special balance sheet in the events foreseen in article 45 of Law 6,404/1976.
Article 113	In addition to the shareholders' agreement, the Company shall comply with the guidelines and procedures provided for in federal, state and municipal law and in regulations and normative instructions issued by state and federal authorities.
Article 114	The representative of the Company's employees, elected by the 68th Shareholders' Meeting, held on April 28, 2023, as a member of the Board of Directors, will remain in this position until the end of his respective term of office, which will end at the Shareholders' Meeting to be held in 2025.

35

APPENDIX I - AMENDMENTS TO THE CORPORATE BYLAWS

The original text of Copel Bylaws (filed at the Commercial Registry of the State of Paraná under No. 17,340 on June 16, 1955, and published in the Official Newspaper of the State of Paraná on June 25, 1955) has undergone the amendments listed hereunder.

Minutes of SM of	Commercial Registry File No. Date		Published in the ONS PR on
09.09.1969	83.759	10.01.1969	10.08.1969
08.21.1970	88.256	09.04.1970	09.14.1970
10.22.1970	88.878	11.05.1970	11.16.1970
04.28.1972	95.513	05.24.1972	05.30.1972
04.30.1973	101.449	08.15.1973	08.28.1973
05.06.1974	104.755	05.21.1974	06.05.1974
12.27.1974	108.364	02.07.1975	02.21.1975
04.30.1975	110.111	06.03.1975	06.18.1975
03.26.1976	114.535	04.29.1976	05.10.1976
02.15.1978	123.530	02.28.1978	03.08.1978
08.14.1979	130.981	11.09.1979	11.20.1979
02.26.1980	132.253	03.25.1980	04.16.1980
10.30.1981	139.832	12.01.1981	12.18.1981
05.02.1983	146.251	05.31.1983	06.14.1983
05.23.1984	150.596	07.26.1984	08.28.1984
12.17.1984	160.881	01.17.1985	02.11.1985
06.11.1985	162.212	07.01.1985	07.18.1985
01.12.1987	166.674	02.13.1987	02.26.1987
03.18.1987	166.903	04.07.1987	05.08.1987
06.19.1987	167.914	07.02.1987	07.14.1987
02.22.1994	18444,7	02.28.1994	03.17.1994
08.22.1994	309,0	09.20.1994	10.06.1994
02.15.1996	960275860	02.27.1996	03.06.1996
10.18.1996	961839597	10.29.1996	11.06.1996
07.10.1997	971614148	07.18.1997	07.22.1997
03.12.1998	980428793	04.01.1998	04.07.1998
04.30.1998	981597050	05.06.1998	05.12.1998
05.25.1998	981780954	05.28.1998	06.02.1998
01.26.1999	990171175	02.05.1999	02.11.1999
03.25.1999	990646483	04.14.1999	04.23.1999
03.27.2000	000633666	03.30.2000	04.07.2000
08.07.2001	20011994770	08.14.2001	08.27.2001
12.26.2002	20030096413	01.29.2003	02.10.2003
02.19.2004	20040836223	03.08.2004	03.19.2004
06.17.2005	20052144879	06.23.2005	07.05.2005
01.11.2006	20060050632	01.20.2006	01.25.2006
08.24.2006	20063253062	08.30.2006	09.11.2006

36

07.02.2007	20072743441	07.04.2007	07.27.2007
04.18.2008	20081683790	04.25.2008	05.27.2008
03.13.2009	20091201500	03.13.2009	03.31.2009
07.08.2010	20106612077	07.20.2010	08.04.2010
04.28.2011	20111122929	05.10.2011	06.07.2011
04.26.2012	20123192609	05.09.2012	05.15.2012
04.25.2013	20132186560	05.07.2013	05.20.2013
07.25.2013	20134231198	07.30.2013	08.09.2013
10.10.2013	20135861330	10.15.2013	10.25.2013
04.24.2014	20142274046	04.29.2014	05.05.2014
04.23.2015	20152615962	05.04.2015	05.06.2015
12.22.2016	20167724827	01.04.2017	01.06.2017
06.07.2017	20173251129	06.12.2017	06.19.2017
06.28.2018	20183296796	07.11.2018	07.17.2018
04.29.2019	20192743090	05.07.2019	05.10.2019
12.02.2019	20197383041	12.17.2019	12.19.2019
03.11.2021	20211660922	03.25.2021	04.06.2021
09.27.2021	20216601347	09.30.2021	10.18.2021
11.26.2021	20218025483	12.06.2021	12.10.2021

37

APPENDIX II - CHANGES IN THE CAPITAL STOCK (ARTICLE 5)

Initial capital stock, on 03.28.1955: Cr$ 800,000,000.00

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of
10.01.1960	1,400,000,000.00	26350 - 10.13.1960	10.14.1960
04.16.1962	4,200,000,000.00	31036 - 05.03.1962	05.26.1962
11.11.1963	8,000,000,000.00	37291 - 11.28.1963	12.02.1963
10.13.1964	16,000,000,000.00	50478 - 10.23.1964	10.31.1964
09.24.1965	20,829,538,000.00	65280 - 10.15.1965	10.18.1965
10.29.1965	40,000,000,000.00	65528 - 11.12.1965	11.18.1965
09.20.1966	70,000,000,000.00	70003 - 10.11.1966	10.18.1966 [1]
	NCr$
10.31.1967	125,000,000.00	74817 - 12.01.1967	12.07.1967
06.17.1968	138,660,523.00	77455 - 06.27.1968	07.13.1968
11.27.1968	180,000,000.00	79509 - 12.10.1968	12.20.1968
06.06.1969	210,000,000.00	82397 - 07.11.1969	08.05.1969
10.13.1969	300,000,000.00	84131 - 10.30.1969	11.03.1969
12.03.1969	300,005,632.00	84552 - 12.16.1969	12.30.1969
04.06.1970	332,111,886.00	86263 - 05.14.1970	06.09.1970
	Cr$
11.24.1970	425,000,000.00	89182 - 12.11.1970	12.18.1970
12.18.1970	500,178,028.00	89606 - 02.04.1971	02.17.1971
07.31.1972	866,000,000.00	97374 - 09.21.1972	10.04.1972
04.30.1973 [2]	867,934,700.00	101449 - 08.15.1973	08.28.1973
08.31.1973	877,000,000.00	102508 - 11.09.1973	11.21.1973
10.30.1973 [3]	1,023,000,000.00	103387 - 01.25.1974	02.11.1974
05.30.1974	1,023,000,010.00	105402 - 06.21.1974	06.27.1974
12.27.1974	1,300,000,000.00	108364 - 02.07.1975	02.21.1975
04.30.1975	1,302,795,500.00	110111 - 06.13.1975	06.18.1975
12.22.1975	1,600,000,000.00	113204 - 01.15.1976	02.13.1976
03.26.1976	1,609,502,248.00	114535 - 04.29.1976	05.10.1976
12.17.1976	2,100,000,000.00	118441 - 01.14.1977	02.04.1977
08.29.1977	3,000,000,000.00	122059 - 10.14.1977	10.25.1977
11.16.1977	3,330,000,000.00	122721 - 12.13.1977	01.12.1978
04.28.1978	3,371,203,080.00	125237 - 07.06.1978	07.20.1978
12.14.1978	4,500,000,000.00	127671 - 01.19.1979	03.06.1979
03.05.1979	5,656,487,659.00	128568 - 05.04.1979	05.17.1979
04.30.1979	5,701,671,254.00	129780 - 07.24.1979	08.14.1979
09.24.1979	8,000,000,000.00	130933 - 11.05.1979	11.23.1979
03.27.1980	10,660,296,621.00	133273 - 06.17.1980	06.27.1980
04.29.1980	10,729,574,412.00	133451 - 06.27.1980	07.16.1980
10.16.1980	11,600,000,000.00	135337 - 12.02.1980	01.20.1981
04.30.1981	20,000,000,000.00	137187 - 05.19.1981	05.29.1981
10.30.1981	20,032,016,471.00	139832 - 12.01.1981	12.18.1981

1 Rectified by ONS PR on June 5, 1967

2 Ratified by ESM on August 7, 1973, published in ONS PR on August 23, 1973

3 Ratified by ESM on December 21, 1973, published in ONS PR on February 1, 1974

38

04.30.1982	37,073,740,000.00	141852 - 06.01.1982	06.17.1982
10.29.1982	39,342,000,000.00	144227 - 12.14.1982	12.29.1982
03.14.1983	75,516,075,768.00	145422 - 04.12.1983	05.10.1983
05.02.1983	80,867,000,000.00	146251 - 05.31.1983	06.14.1983
09.01.1983	83,198,000,000.00	148265 - 10.25.1983	12.09.1983
04.10.1984	205,139,191,167.00	150217 - 06.15.1984	07.17.1984
04.10.1984	215,182,000,000.00	150217 - 06.15.1984	07.17.1984
10.05.1984	220,467,480,000.00	160412 - 11.08.1984	11.27.1984
03.25.1985	672,870,475,837.00	161756 - 05.21.1985	06.11.1985
03.25.1985	698,633,200,000.00	161756 - 05.21.1985	06.11.1985
09.18.1985	719,093,107,000.00	163280 - 11.14.1985	11.27.1985
	Cz$
04.25.1986	2,421,432,629.00	164815 - 06.11.1986	06.30.1986
10.23.1986	2,472,080,064.00	166138 - 11.06.1986	11.14.1986
03.18.1987	4,038,049,401.49	166903 - 04.07.1987	05.08.1987
03.18.1987	4,516,311,449.87	166903 - 04.07.1987	05.08.1987
09.18.1987	4,682,539,091.91	168598 - 10.06.1987	10.16.1987
04.14.1988	18,772,211,552.10	170034 - 05.06.1988	05.25.1988 [4]
04.14.1988	19,335,359,578.00	170034 - 05.06.1988	05.25.1988
06.14.1988	19,646,159,544.00	170727 - 07.11.1988	07.20.1988
04.25.1989	174,443,702,532.00	172902 - 05.26.1989	07.06.1989
	NCz$
04.25.1989	182,848,503.53	172902 - 05.26.1989	07.06.1989
06.26.1989	184,240,565.60	173374 - 07.12.1989	07.21.1989
	Cr$
03.30.1990	2,902,464,247.10	175349 - 05.02.1990	05.09.1990
03.30.1990	3,113,825,643.60	175349 - 05.02.1990	05.09.1990
05.25.1990	3,126,790,072.52	176016 - 07.10.1990	08.09.1990
03.25.1991	28,224,866,486.42	177809 - 04.26.1991	05.23.1991
03.25.1991	30,490,956,176.38	177809 - 04.26.1991	05.23.1991
05.23.1991	30,710,162,747.26	178337 - 06.18.1991	06.27.1991
04.28.1992	337,561,908,212.47	180617 - 06.08.1992	07.06.1992
04.28.1992	367,257,139,084.96	180617 - 06.08.1992	07.06.1992
06.25.1992	369,418,108,461.33	180899 - 07.09.1992	07.17.1992
04.01.1993	4,523,333,257,454.10	182553 - 04.29.1993	05.20.1993
04.01.1993	4,814,158,615,553.95	182553 - 04.29.1993	05.20.1993
06.15.1993	4,928,475,489,940.95 [5]	183139 - 07.13.1993	08.24.1993
04.26.1994	122,158,200,809.21 [6]	184781 - 05.10.1994	06.08.1994
	R$
04.25.1995	446,545,229.15	950696471 - 05.18.1995	06.19.1995
04.23.1996	546,847,990.88	960710000 - 05.07.1996	05.15.1996
07.29.1997	1,087,959,086.88	971614130 - 07.30.1997	08.01.1997
08.07.1997	1,169,125,740.56 [7]	971761671 - 08.12.1997	08.15.1997
03.12.1998	1,225,351,436.59	980428793 - 04.01.1998	04.07.1998

4 Rectification in ONS No. 2780 of May 27, 1988

5 Due to Provisional Executive Act No. 336, dated July 28, 1993, which changed the national currency, as of August 1, 1993, the company capital is registered in "cruzeiros reais" (CR$ 4,928,475,475.41 as of the last date)

6 Due to Provisional Executive Act No. 542, dated June 30, 1994, which changed the national currency, as of July 1, 1994, the capital is entered in "reals" (R$ 44,421,146.54 as of last date)

7 Change in the capital stock authorized by the Board of Directors

39

03.25.1999	1,620,246,833.38	990646483 - 04.14.1999	04.23.1999
12.26.2002	2,900,000,000.00	20030096413 - 01.29.2003	02.10.2003
04.29.2004	3,480,000,000.00	20041866290 - 06.07.2004	06.18.2004
04.27.2006	3,875,000,000.00	20061227897 - 05.09.2006	05.24.2006
04.27.2007	4,460,000,000.00	20071761462 - 05.15.2007	05.29.2007
04.27.2010	6,910,000,000.00	20105343960 - 05.06.2010	05.13.2010
12.22.2016	7,910,000,000.00	20167724827 - 01.04.2017	01.06.2017
04.29.2019	10,800,000,000.00	20192743090 - 05.07.2019	05.10.2019

40